EXHIBIT 10.01

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the "Agreement"), dated as of February 15, 2013, is made by and between CCOM GROUP, INC. ("CCOM") and WILLIAM PAGANO (the "Consultant"). The term “Company” as used herein means CCOM and its affiliates, subsidiaries and successors and assigns.

In consideration of the mutual promises, terms, covenants, and conditions set forth herein and the performance of each, it is hereby agreed as follows:

1.	Consultant confirms his resignation from all positions with the Company except that Consultant does not resign as a director of the Company.

2.	The Company hereby engages Consultant to deal with all matters relative to the Company’s real estate and real estate leases as the Company shall reasonably assign to him from time to time.

3.
For all services rendered by Consultant, the Company shall compensate Consultant at the annual rate of $60,000, payable in accordance with the Company's usual payroll practices, subject to withholding if and only if required by law.

4.
Consultant shall be eligible for reimbursement of all business travel and other out-of-pocket expenses reasonably incurred by Consultant in the performance of Consultant's services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Consultant upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy.

5.	Term. The term of this Agreement shall be the two-year period beginning on this date.

6.	Non-Competition. Consultant shall not, from the date hereof and until the first anniversary of the date hereof (the "Restricted Period"):

a.
in any manner, directly or indirectly, be interested in, employed by, make any loan, guaranty or other financial accommodation for, be engaged in or participate in the ownership, management, operation or control of, or act in any advisory, brokerage, finder or other capacity for any entity which, directly or indirectly, then competes with the Company anywhere within the Territory (as that term is hereinafter defined); provided, however, that Consultant may invest in any entity which is "publicly held" and files periodic reports under the Securities Act of 1934 so long as Consultant does not own or control securities which constitute more than four percent of the voting rights or equity ownership of such entity. Without limiting the generality of the foregoing, Consultant or any entity shall be deemed to compete with the Company if at any time during the Restricted Period Consultant or such entity engages in any aspect of the business of distributing products or services for heating ventilation and air conditioning ("HVAC") contractors, climate control systems, appliances, or plumbing and electrical fixtures and supplies. The term "products" includes without limitation equipment, controls, parts, and accessories. The term "services" includes without limitation temperature control system design and panel fabrication, technical field support and technical training.

b.	Consultant shall not during the Restricted Period:

i.	in any manner, directly or indirectly, attempt to seek to cause any entity to refrain from dealing or doing business with the Company or assist any entity in doing so or attempting to do so;

ii.	employ or retain any person or entity who or which was an employee or consultant to the Company at any time during the preceding two years; or

iii.	solicit the business of any person or entity who at any time was a customer or active prospect of the Company.

7.
The “Territory” means Connecticut, Massachusetts, New Jersey, New York, Pennsylvania and Vermont, and any other state or province or similar geographic area in which the Company presently or hereafter owns or rents any place of business or offices.

8.	Consultant shall indefinitely retain in confidence all of the Company’s confidential information.

9.
This Agreement and the obligations of Consultant to the Company hereunder or otherwise are enforceable by decrees of specific performance as well as such other remedies as are available without the requirement of posting of a bond or other security. If any court of competent jurisdiction determines that the Territory, Restricted Period, the specified business limitation or any other relevant feature of this Agreement is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the Consultant.

10.	All time periods in this Agreement shall be computed by excluding from such computation any time during which Consultant is in violation of any provision of this Agreement.

11.
The Company may forward a copy of this Agreement to such persons or entities as the Company shall deem necessary to protect its interests. Consultant shall from time to time during the Restricted Period on request of the Company promptly advise the Company of all reasonably relevant details with respect to his then employments and retentions, including, without limitation, the names and address of any persons or entities for whom he performs services and the nature of such services.

12.
The Agreement shall be governed by the internal laws of New Jersey and may not be amended, waived or terminated orally, and it shall be binding upon and inure to the benefit of the parties and their respective personal representatives, successors and assigns. The federal and state courts in New Jersey shall have exclusive jurisdiction over all matters related to this Agreement. Trial by jury is waived. Notices must be writing. Service of process may be effected by written notice or as otherwise provided by law.

13.
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

14.	Consultant has had the opportunity to discuss this agreement with his lawyer.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first written above.

CCOM Group, Inc.
By:
Name;	Michael Goldman,	William Pagano
Title :	Chief Executive Officer